UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Pinnacle West Capital Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2013

Notice to Our Shareholders:

It is with deep regret that we inform you of the death in late March of Edward N. Basha, Jr., who had been a director of Pinnacle West Capital Corporation since 1999 and was a nominee for re-election as a director at the 2013 Annual Meeting of Shareholders.  Mr. Basha passed away subsequent to the printing of the proxy materials for the Annual Meeting, which have previously been transmitted to you.

Because Mr. Basha will not be a nominee for election as a director at the Annual Meeting, there are now only 9 nominees for election as directors.  Each of the other nominees is named in our 2013 Proxy Statement. We anticipate the Board of Directors will reduce the size of the Board to 9 members prior to the Annual Meeting. Any votes cast for Mr. Basha will not be counted. It is not necessary for you to re-vote your shares if you have already voted or to obtain a new proxy card if you have not yet voted.  Any shareholder of record who may desire to re-vote or change a previously executed proxy, however, may do so by following the procedures set forth in our Proxy Statement.

Pinnacle West Capital Corporation

 400 North Fifth Street, Mail Station 8602, Phoenix, AZ 85004

Post Office Box 53999 Phoenix, AZ 85072-3999